Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and between James Manning and Manning Capital Holdings Pty Ltd ATF The Manning Capital Holdings Unit Trust (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock of SharonAI Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: March 28, 2026
	By:	/s/ James Manning
	Name:	James Manning

Manning Capital Holdings Pty Ltd ATF The Manning Capital Holdings Unit Trust

	By:	/s/ Louise Manning
	Name:	Louise Manning
	Title:	Director